As filed with the Securities and Exchange Commission on February 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Puerto Rico	66-0561882
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence Odell
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Linda L. Griggs
Gail A. Pierce
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, D.C. 20004
(202) 739-3000
(202) 739-3001 (facsimile)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		PROPOSED
		MAXIMUM
		OFFERING	PROPOSED
	AMOUNT TO BE	PRICE PER	MAXIMUM	AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	REGISTERED	UNIT	OFFERING PRICE	REGISTRATION FEE
Fixed Rate Cumulative Perpetual Preferred Stock, Series F(1)	400,000	$1,000	$400,000,000	15,720
Warrant to Purchase Common Stock(1)	1	—	—	(2)
Common Stock underlying Warrant to Purchase Common Stock (3)(4)	5,842,259	$10.27	$60,000,000	2,358(5)
Common Stock (3)(6)	9,250,450	(7)	$46,714,772(8)	1,835.89
Total				19,913.89

(1)	These securities may be sold by or on behalf of the U.S. Department of the Treasury or its pledgees, donees, transferees or other successors in interest.

(2)	No separate registration fee is required pursuant to Rule 457(g).

(3)	In addition, there are being registered hereunder an indeterminate number of shares of Common Stock resulting from the adjustment of the number of shares of Common Stock reflected in the table, including the shares issuable upon exercise of the Warrant, upon share splits, share dividends or similar transactions pursuant to Rule 416(a) under the Securities Act of 1933.

(4)	These securities may be sold by or on behalf of the U.S. Department of the Treasury or its pledgees, donees, transferees or other successors in interest or may be offered and sold to purchasers of the Warrant pursuant to this prospectus upon their exercise of the Warrant.

(5)	Calculated in accordance with Rule 457(i) on the basis of the exercise price of the warrant.

(6)	These shares of Common Stock may be sold by or on behalf of Bank of Nova Scotia or its pledgees, donees, transferees or other successors in interest.

(7)	The proposed maximum offering price per share of the securities registered hereunder will be determined from time to time by the selling security holder in connection with the sale of securities registered hereunder.

(8)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the registrant’s Common Stock of $5.05 on February 12, 2009, as reported by the NYSE Stock Exchange composite tape.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale of these securities is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY __, 2009
PROSPECTUS
FIRST BANCORP
COMMON STOCK
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F
WARRANT TO PURCHASE COMMON STOCK
          This prospectus registers for resale, pursuant to agreements with the security holders, the offer and sale from time to time by the U.S. Department of the Treasury or its pledgees, donees, transferees or other successors in interest, of up to $400 million of First BanCorp Fixed Rate Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”) and a warrant to purchase up to 5,842,259 shares of common stock (the “Warrant”), or the 5,842,259 shares of common stock underlying the warrant, using this prospectus, and by Bank of Nova Scotia or its pledgees, donees, transferees or other successors in interest, of up to 9,250,450 shares of common stock using this prospectus. In addition, if the Warrant is acquired pursuant to this prospectus, First BanCorp may from time to time offer to issue up to 5,842,259 shares of common stock upon the exercise of the Warrant pursuant to this prospectus. We will not receive any proceeds from the sale of securities by Bank of Nova Scotia or the U.S. Department of the Treasury.
     The common stock of First BanCorp is listed on the New York Stock Exchange and trades under the ticker symbol “FBP.” In addition to the Series F Preferred Stock, which is not listed on a securities exchange, First BanCorp has five series of preferred stock that are separately listed on the New York Stock Exchange under the ticker symbols “FBPPRA,” “FBPPRB,” “FBPPRC,” “FBPPRD,” and “FBPPRE.”
     The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

     Investing in our securities involves risks. See the heading “Risk Factors” included in our quarterly report on Form 10-Q for the period ended September 30, 2008 and annual report on Form 10-K for the period ended December 31, 2007, which is incorporated by reference herein.

     Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not savings accounts or deposits and are neither insured nor are they obligations of, or guaranteed by, a bank, the Federal Deposit Insurance Company, or any other governmental agency, and are subject to investment risks, including the possible loss of the principal amount invested.
Prospectus dated                 , 2009.

Prospective investors may rely only on the information specifically incorporated by reference or contained in this prospectus or any applicable prospectus supplement. First BanCorp, the selling security holders, and any underwriters or agents that may be involved in the sale of the offered securities have not authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this prospectus or any applicable prospectus supplement. This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities. In this prospectus, the “Corporation,” “we,” “us,” and “our” refer to the consolidated operations of First BanCorp, and references to a company name refer solely to such company.

-i-

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities that may be offered hereunder. When required, we will file prospectus supplements to update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Additional Information” and “Incorporation By Reference.”
ADDITIONAL INFORMATION
     As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are also available to the public from the SEC’s web site at http://www.sec.gov.
INCORPORATION BY REFERENCE
     The SEC allows the Corporation to “incorporate by reference” the information it files with them, which means the Corporation can disclose important information to you by referring to these documents. The information included in the following documents is incorporated by reference and is considered a part of this prospectus. The most recent information that the Corporation files with the SEC automatically updates and supersedes previously filed information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:
•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008 filed on May 12, 2008, August 11, 2008, and November 11, 2008, respectively;

•	Our Current Reports on Form 8-K filed on January 8, 2008, February 6, 2008 (excluding Item 2.02), March 6, 2008, March 19, 2008, April 4, 2008, May 1, 2008, June 4, 2008, June 30, 2008, July 7, 2008, August 6, 2008, September 3, 2008, October 2, 2008, November 3, 2008, November 6, 2008, December 4, 2008, December 23, 2008, January 2, 2009, January 20, 2009, and February 5, 2009 (excluding Item 2.02);

•	The description of our Common Stock set forth in our Registration Statement on Form 8-A, filed with the SEC on January 28, 1999, which in turn incorporated such description from the section titled “Differences in Stockholder Rights” on pages 29 to 31 and “Description of First BanCorp’s Capital Stock” on pages 40 to 42 of the Proxy Prospectus of the Corporation filed with the SEC on April 24, 1998 as part of Amendment No. 2 to the Registration Statement on Form S-4 (file 333-08460); as amended by the Form 8-K filed on February 22, 2007 and the description of the proposed amendment to the By-laws in the proxy statement for the 2008 Annual Meeting of Stockholders filed on March 28 ,2008, which amended By-laws were filed as an exhibit to the Form 10-Q filed on November 10, 2008.
     The Corporation also incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until the termination of this offering.
     We will provide, at no cost, to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, other than exhibits to these documents unless such exhibits are specifically incorporated by reference into such documents. Requests for copies should be directed to First BanCorp, Attention: Lawrence Odell, Secretary, 1519 Ponce de Leon Avenue, Stop 23, Santurce, Puerto Rico, 00908; telephone number: (787) 729-8200.

FORWARD-LOOKING STATEMENTS
          This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus or future filings by the Corporation with the SEC, in the Corporation’s press releases or in other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the word or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate” and similar expressions are meant to identify “forward-looking statements.”
          The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and represent the Corporation’s expectations of future conditions or results and are not guarantees of future performance. The Corporation advises readers that various factors could cause actual results to differ materially from those contained in any “forward-looking statement.” Such factors include, but are not limited to, the following:
•	risks arising from credit and other risks of the Corporation’s lending and investment activities, including the Corporation’s condo conversion loans from its Miami Corporate Banking operations and the construction loan portfolio in Puerto Rico, which may affect, among other things, the level of non-performing assets, charge-offs and the loan loss provision;

•	an adverse change in the Corporation’s ability to attract new clients and retain existing ones;

•	changes in general economic conditions in the United States and Puerto Rico, including the interest rate environment, market liquidity, market rates and prices, the rate of prepayments of mortgage-backed securities, and disruptions in the U.S. capital markets which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations;

•	uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. government-sponsored housing agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations;

•	changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC), government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands;

•	risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.;

•	changes in the Corporation’s expenses associated with acquisitions and dispositions;

•	developments in technology;

•	the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation;

•	the Corporation’s ability to issue brokered certificates of deposit and fund operations;

•	risks associated with downgrades in the credit ratings of the Corporation’s securities; and

•	general competitive factors and industry consolidation.
          The Corporation does not undertake, and specifically disclaims any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.
          Investors should carefully consider the factors outlined above and the risk factors discussed under Item 1A., Risk Factors, of Part II of our Quarterly Report on Form 10-Q for the period ended September 30, 2008 and under Item 1A, “Risk Factors,” in the Corporation’s Annual Report on Form 10-K for the period ended December 31, 2007.
ABOUT FIRST BANCORP
The following summary highlights selected information regarding the Corporation. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption “Risk Factors” in any applicable prospectus supplement.
          The Corporation is a publicly-owned financial holding company that is subject to regulation, supervision and examination by the Federal Reserve Board (the “FED”). The Corporation was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank” or the “Bank”). The Corporation is a full service provider of financial services and products with operations in Puerto Rico, the United States and the U.S. and British Virgin Islands.
          The Corporation provides a wide range of financial services for retail, commercial and institutional clients. As of September 30, 2008, the Corporation controlled four wholly-owned subsidiaries: FirstBank, FirstBank Insurance Agency, Inc. (“FirstBank Insurance Agency”), Grupo Empresas de Servicios Financieros (d/b/a “PR Finance Group”) and Ponce General Corporation, Inc. (“Ponce General”). FirstBank is a Puerto Rico-chartered commercial bank, FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency, PR Finance Group is a domestic corporation and Ponce General is the holding company of a federally chartered stock savings association, FirstBank Florida. FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Federal Deposit Insurance Corporation (the “FDIC”). Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the operations in the U.S. Virgin Islands are subject to regulation and examination by the United States Virgin Islands Banking Board, and the British Virgin Islands operations are subject to regulation by the British Virgin Islands Financial Services Commission. FirstBank Florida is subject to the supervision, examination, and regulation of the Office of Thrift Supervision.
          As of September 30, 2008, the Corporation had total assets of $19.3 billion, total deposits of $12.8 billion and total stockholders’ equity of $1.4 billion. As of September 30, 2008, the Corporation had a portfolio of approximately $7.1 billion in commercial loans, commercial mortgages, construction loans and other related commercial products, a portfolio of approximately $3.4 billion in residential mortgages and a portfolio of approximately $1.8 billion in consumer loans, concentrated in auto loans and leases, and personal loans. As of September 30, 2008, the Corporation’s investment portfolio other than short-term money market investments, amounted to $5.8 billion.
          The Corporation’s principal executive offices are located at 1519 Ponce de Leon Avenue, Stop 23, Santurce, Puerto Rico 00908, and its telephone number is (787) 729-8200.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
          The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the respective periods indicated. The consolidated ratios of earnings to fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges and preferred stock dividends.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends including Interest on Deposits	1.08	1.05	1.07	1.14	1.48	1.35

Excluding Interest on Deposits	1.23	1.14	1.20	1.29	1.77	1.61
For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and our estimate of the interest component of rental expense. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on our outstanding preferred stock. Ratios are presented both including and excluding interest on deposits.

USE OF PROCEEDS
     We will not receive any of the proceeds from any sale of securities by the selling security holders, or by their respective pledgees, donees, transferees or other successors in interest. The exercise price for the Warrant may be paid in cash or through the withholding by the Corporation of stock having a market value equal to the exercise price. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale pursuant to this prospectus of the shares of common stock acquired upon such exercise will be approximately $60 million. These proceeds will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.
DESCRIPTION OF SERIES F PREFERRED STOCK
General
               First BanCorp is authorized to issue 50,000,000 shares of preferred stock, $1.00 par value. As of the date of this prospectus, there are 22,404,000 shares of preferred stock issued and outstanding consisting of: First BanCorp’s 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A, First BanCorp’s 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B, First BanCorp’s 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C, First BanCorp’s 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D, First BanCorp’s 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E, and First BanCorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F (described more fully below). All series of outstanding preferred stock, except for First BanCorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, are listed on the New York Stock Exchange under FBPPRA, FBPPRB, FBPPRC, FBPPRD, and FBPPRE, respectively.
          On January 16, 2009, the Corporation issued to the United States Department of the Treasury (“Treasury”) 400,000 shares of preferred stock that have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series F (“Series F Preferred Stock”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The issued and outstanding shares of Series F Preferred Stock are validly issued, fully paid and nonassessable.
Dividends Payable on Shares of Series F Preferred Stock
          The Series F Preferred Stock will pay cumulative compounding dividends quarterly in arrears of 5% per year until the fifth anniversary of the issuance of the Series F Preferred Stock, and 9% thereafter. The dividend payment dates will be February 15, May 15, August 15 and November 15 beginning with February 15, 2009.
          Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series F Preferred Stock are payable to the holder or holders of record of shares of Series F Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
          If we determine not to pay any dividend or a full dividend with respect to the Series F Preferred Stock, we are required to provide written notice to the holder or holders of shares of Series F Preferred Stock prior to the applicable dividend payment date.
          We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.
Priority of Dividends
          With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series F Preferred Stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series F Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series F Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.
          So long as any shares of Series F Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, or as applicable, any other class or series of our stock ranking junior to the Series F Preferred Stock, which we refer to as “junior stock,” unless we have paid in full all accrued dividends on the Series F Preferred Stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases to affect the Share Dilution Amount, as defined below) pursuant to a publicly announced repurchase plan in an amount not to exceed the Share Dilution Amount;

•	purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock, as applicable, any class or series of First BanCorp stock that does not expressly rank junior or senior to the Series F Preferred Stock, which we refer to as “parity stock,” in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than First BanCorp or a subsidiary of First BanCorp), including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 16, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
Share Dilution Amount means the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
          If we repurchase shares of Series F Preferred Stock from a holder other than Treasury, we must offer to repurchase a ratable portion of the Series F Preferred Stock then held by Treasury.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series F Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series F Preferred Stock), with respect to the Series F Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series F Preferred Stock from time to time out of any funds legally available for such payment, and the Series F Preferred Stock will not be entitled to participate in any such dividend. However, prior to the earlier of January 16, 2012 and the date on which the Series F Preferred Stock has been redeemed in full or transferred by Treasury, we must obtain the consent of Treasury to declare or pay dividends on our common stock in an amount greater than our last quarterly cash dividend per share declared prior to October 14, 2008.

Redemption
          The Series F Preferred Stock may not be redeemed prior to January 16, 2012 unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $100,000,000. In such a case, we may redeem the Series F Preferred Stock, subject to the approval of the Board of Governors of the Federal Reserve System, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than the Corporation or its subsidiaries after January 16, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines. Qualified Equity Offerings do not include issuances made in connection with agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
          After January 16, 2012, the Series F Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, subject to the approval of the Board of Governors of the Federal Reserve System and subject to notice as described below.
          In any redemption, the redemption price is an amount equal to the per-share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
          The Series F Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series F Preferred Stock have no right to require the redemption or repurchase of the Series F Preferred Stock.
          If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series F Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
          We will mail notice of any redemption of Series F Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series F Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series F Preferred Stock designated for redemption will not affect the redemption of any other Series F Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series F Preferred Stock are to be redeemed, and the number of shares of Series F Preferred Stock to be redeemed (and, if less than all shares of Series F Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

          Shares of Series F Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock but may not be reissued as Series F Preferred Stock.
Liquidation Rights
          In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holder or holders of Series F Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series F Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series F Preferred Stock.
          If our assets are not sufficient to pay the total liquidation amount in full to the holder or holders of Series F Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holder or holders of Series F Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series F Preferred Stock has been paid in full to all holders of Series F Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series F Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
          Except as indicated below or otherwise required by law, the holders of Series F Preferred Stock will not have any voting rights.
          Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series F Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series F Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

     Upon the termination of the right of the holders of Series F Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of the Corporation will be reduced by two. The holders of a majority of shares of Series F Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series F Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series F Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series F Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our Certificate of Incorporation, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series F Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of the Corporation;

•	any amendment, alteration or repeal of any provision of our Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series F Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series F Preferred Stock or of a merger or consolidation of the Corporation with another entity, unless the shares of Series F Preferred Stock remain outstanding following any such transaction or, if the Corporation is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series F Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series F Preferred Stock, taken as a whole.
     To the extent of the voting rights of the Series F Preferred Stock, each share of Series F Preferred Stock will have one vote for each $1,000 of liquidation preference.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series F Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series F Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
General
          On January 16, 2009, the Corporation issued the Warrant to Treasury in connection with Treasury’s purchase of the Series F Preferred Stock. The Warrant has a ten-year term and is initially exercisable for 5,842,259 shares of First BanCorp common stock at an exercise price of $10.27.
          The Corporation will reserve and keep available, out of its authorized but unissued common stock, a sufficient number of shares to satisfy the exercise of the warrant at any time. No fractional shares will be issued upon exercise of the warrant. In lieu of a fractional share, the warrantholder will receive a cash payment equal to the market price less the pro-rated exercise price for such fractional share.
          The warrantholder has no voting rights or other rights as a stockholder of the Corporation.
Adjustment and Other Rights
          The exercise price and the number of shares of common stock issuable upon exercise of the Warrant are adjustable in a number of circumstances. If the Corporation completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Corporation receiving aggregate gross proceeds of not less than $400,000,000, the number of shares of common stock underlying the Warrant held by Treasury will be reduced by 50% of the number of shares underlying the Warrant. Additionally, the exercise price and the number of shares of common stock issuable upon exercise of the Warrant will be adjusted proportionately:
•	in the event of a stock split, subdivision, reclassification or combination of the outstanding shares of common stock;

•	if, until the earlier of the date the warrantholder no longer holds the Warrant or January 16, 2012, the Corporation issues shares of common stock or securities convertible into common stock for no consideration or at a price per share that is less than 90% of the market price on the last trading day preceding the date of the pricing of such sale. Any amounts that the Corporation receives in connection with the issuance of such shares or convertible securities will be deemed to be equal to the sum of the net offering price of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities; no adjustment will be required with respect to (i) consideration for or to fund business or asset acquisitions, (ii) shares issued in connection with employee benefit plans and compensation arrangements in the ordinary course consistent with past practice approved by the Corporation’s Board of Directors, (iii) a public or broadly marketed offering and sale by the Corporation or its affiliates of the Corporation’s common stock or convertible securities for cash pursuant to registration under the Securities Act or Rule 144A on a basis consistent with capital raising transaction by comparable financial institutions, and (iv) the exercise of preemptive rights on terms existing on January 16, 2009;

•	in connection with the Corporation’s distributions to security holders (e.g., cash or stock dividends);

•	in connection with certain repurchases of common stock by the Corporation; and

•	in connection with a certain business combinations.
Transfer/Assignment
          Treasury may not transfer all or a portion of the Warrant with respect to, and/or exercise the Warrant for, more than 50% of the shares (in the aggregate) underlying the Warrant until the earlier of the date on which the Corporation has received $400,000,000 from one or more qualified equity offerings and December 31, 2009. The Warrant is otherwise transferable.

SELLING SECURITY HOLDERS
          This prospectus registers the resale of $400 million of the Series F Preferred Stock, a Warrant to purchase 5,842,259 shares, and the 5,842,259 shares of common stock underlying the warrant, by or on behalf of Treasury, or by its pledgees, donees, transferees or other successors in interest. On January 16, 2009, First BanCorp entered into a Letter Agreement, which incorporates a Securities Purchase Agreement Standard Terms dated January 16, 2009, relating to its sale in a private placement of the Series F Preferred Stock and the Warrant to Treasury. The securities sold to Treasury were issued pursuant to the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended. Treasury, or its pledgees, donees, transferees or other successors in interest, may offer these securities pursuant to this prospectus and will not own any of these securities if all such securities are sold hereunder.
          This prospectus also registers the resale of 9,250,450 shares of common stock by or on behalf of The Bank of Nova Scotia (“Scotiabank”), or by its pledgees, donees, transferees or other successors in interest. On August 24, 2007, First BanCorp entered into a Stockholder Agreement relating to its sale in a private placement of 9,250,450 shares of the Corporation’s common stock, to Scotiabank, a large financial institution with operations around the world, at a price of $10.25 per share pursuant to the terms of an Investment Agreement, dated February 15, 2007. The securities sold to Scotiabank were issued pursuant to the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended. This prospectus registers for offer and sale by Scotiabank 9,250,450 shares. As of the date of this registration statement, Scotiabank has no intent to offer and sell its shares. If Scotiabank offers and sells 9,250,450 shares hereunder, it will not own any shares of our common stock.

PLAN OF DISTRIBUTION
          The securities to be offered by the selling security holders are being registered to permit public secondary trading of such securities by the holders of such securities from time to time after the date of this prospectus. This does not mean, however, that these securities necessarily will be offered or sold.
          In addition, we will sell our shares of common stock upon the exercise of the Warrant by purchasers of the Warrant pursuant to this prospectus from Treasury, or its pledgees, donees, transferees or other successors in interest.
          The selling security holders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective securities on any market upon which the securities may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling security holders may use any one or more of the following methods when selling their securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	sales of a specified number of securities at a stipulated price pursuant to an agreement between the broker-dealers and the selling security holders;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling security holders may also sell securities under Rule 144 under the Securities Act or Regulation S under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
          In connection with the sale of shares of common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders also may enter into option or other transactions or arrangements with broker-dealers or other financial institutions that include the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The selling security holders may from time to time pledge or grant a security interest in some or all the securities they own and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act to include any such pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.
          The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters,” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
          The selling security holders have advised us that they has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the distribution of the securities, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of securities by the selling security holders. If we are notified by the selling security holders that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of securities, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.
          The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any securities by the selling security holders and any other participating person.

Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities.
          In order to comply with the securities laws of some jurisdictions, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.
LEGAL MATTERS
          The validity of the securities offered hereby is being passed upon for us by our General Counsel, Lawrence Odell.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following is a statement of the expenses (all of which are estimated except the SEC registration fee):

Amount
to be paid
SEC registration fee	$19,913.89
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total

Item 15. Indemnification of Directors and Officers
     (a) Article NINTH of the Corporation’s Articles of Incorporation provides for indemnification of directors and officers and reads as follows:
(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.
(4) Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.
(6) The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.
(8) Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.
(b) Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.
(c) Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.
(d) Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.
(e) The Corporation maintains directors’ and officers’ liability insurance on behalf of its directors and officers.
Item 16. Exhibits
          The Exhibit Index beginning on page II-7 is hereby incorporated by reference.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santurce, Puerto Rico, on February 13, 2009.

FIRST BANCORP

/s/ Luis M. Beauchamp

By:	Luis M. Beauchamp
Title:	Chairman, President, and Chief Executive Officer
POWER OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Fernando Scherrer and Lawrence Odell and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in- fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, as of February 13, 2009, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title

/s/ Luis M. Beauchamp
Luis M. Beauchamp	Chairman, President, and Chief Executive Officer (Principal Executive Officer)

/s/ Aurelio Alemán
Aurelio Alemán	Senior Executive Vice President and Chief Operating Officer

/s/ Fernando Scherrer, CPA
Fernando Scherrer, CPA	Executive Vice President and Chief Financial Officer

Signature	Title

/s/ Fernando Rodríguez-Amaro
Fernando Rodríguez-Amaro	Director

/s/ Jorge L. Díaz
Jorge L. Díaz	Director

/s/ Sharee Ann Umpierre-Catinchi
Sharee Ann Umpierre-Catinchi	Director

/s/ José Teixidor
José Teixidor	Director

/s/ José L. Ferrer-Canals
José L. Ferrer-Canals	Director

/s/ José Menéndez-Cortada
José Menéndez-Cortada	Director

/s/ Frank Kolodziej
Frank Kolodziej	Director

/s/ Héctor M. Nevares
Héctor M. Nevares	Director

/s/ José F. Rodríguez
José F. Rodríguez	Director

/s/ Pedro Romero, CPA
Pedro Romero, CPA	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Lawrence Odell

12.1	Statement re: computation of ratio of earnings to combined fixed charges and preferred stock dividends.

23.1	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (included on signature page)